Exhibit 5.1

[WCSR Letterhead]

November 4, 2016

Hanesbrands Inc.

1000 East Hanes Mill Road

Winston-Salem, NC 27105

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Hanesbrands Inc., a Maryland corporation (the “Company”), in connection with the preparation of the Company’s above-referenced registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act”), filed by the Company with the Securities and Exchange Commission (the “Commission”). The Registration Statement relates to the proposed issuance from time to time by the Company of up to (i) $15,000,000 of executive deferred compensation obligations (the “Executive Obligations”) under the Hanesbrands Inc. Executive Deferred Compensation Plan (the “Executive DC Plan”), and (ii) $15,000,000 of non-employee director deferred compensation obligations (the “Director Obligations” and, together with the Executive Obligations, the “Obligations”) in connection with the Hanesbrands Inc. Non-Employee Director Deferred Compensation Plan (the “Director DC Plan” and, together with the Executive DC Plan, the “Plans”). This opinion is delivered to you pursuant to Item 16 of Form S-3 and Item 601(b)(5) of Regulation S-K of the Commission.

As the Company’s counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Plans, the Company’s articles of incorporation and bylaws, each as amended, modified or supplemented to date, and minutes and records of the corporate proceedings of the Company relating to the filing of the Registration Statement and the issuance of the Obligations, as provided to us by the Company, certificates of public officials and of representatives of the Company, and statutes and other instruments and documents, as a basis for the opinions hereinafter expressed. In rendering this opinion, we have relied upon certificates of public officials and representatives of the Company with respect to the accuracy of the factual matters contained in such certificates.

In connection with such examination, we have assumed (a) the genuineness of all signatures and the legal capacity of all signatories; (b) the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies; and (c) the proper issuance and accuracy of certificates of public officials and representatives of the Company.

Based on and subject to the foregoing, and having regard for such legal considerations as we deem relevant, it is our opinion that, when issued in the manner contemplated by the Registration Statement and the Plans, the Obligations will constitute legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms, subject to (a) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar

Hanesbrands Inc.

November 4, 2016

laws affecting the rights and remedies of creditors’ generally, including the effect of statutory or other law regarding fraudulent transfers or preferential transfers, and (b) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

This opinion is limited to the laws of the State of North Carolina and the Maryland General Corporation Law, in each case as currently in effect, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

This opinion is rendered as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof.

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose except that purchasers of the Obligations offered pursuant to the Registration Statement may rely on this opinion to the same extent as if it were addressed to them.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to any reference to the name of our firm in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Womble Carlyle Sandridge & Rice LLP

CJG

TCF III

MCH II